Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$21,342,870	$1,978.48

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-253385
(To Prospectus dated February 23, 2021,
Prospectus Supplement dated February 23, 2021 and
Product Supplement STOCK ARN-1 dated May 5, 2021)

2,134,287 Units $10 principal amount per unit CUSIP No. 40390L842	Pricing Date Settlement Date Maturity Date	December 9, 2021 December 16, 2021 February 24, 2023

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks

▪   Maturity of approximately 14 months

▪   3-to-1 upside exposure to increases in the Basket, subject to a capped return of 28.02%

▪   1-to-1 downside exposure to decreases in the Basket, with up to 100% of the principal amount at risk

▪   The Basket is comprised of the common equity securities of CrowdStrike Holdings, Inc., CyberArk Software Ltd., and Palo Alto Networks, Inc.

     (the “Basket Stocks”). Each Basket Stock was given an approximately equal weight

▪   All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

▪   No interest payments

▪   In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the

     Plan of Distribution—Role of MLPF&S and BofAS”

▪   No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.

The estimated initial value of the notes on the pricing date is $9.595 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.000	$ 21,342,870.00
Underwriting discount(1)	$ 0.175	$ 373,500.22
Proceeds, before expenses, to HSBC	$ 9.825	$ 20,969,369.78
(1)	See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

December 9, 2021

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

Summary

The Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of three cyber security stocks described below (the “Basket”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the common equity securities of CrowdStrike Holdings, Inc., CyberArk Software Ltd., and Palo Alto Networks, Inc. (the “Basket Companies”). On the pricing date, the common equity security of CrowdStrike Holdings, Inc. was given an initial weight of 33.34%, and the common equity security of each of CyberArk Software Ltd. and Palo Alto Networks, Inc. was given an initial weight of 33.33%.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, reduced the economic terms of the notes (including the Capped Value).

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc. (“HSBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	An approximately equally weighted basket of three cyber security stocks comprised of the Class A common stock of CrowdStrike Holdings, Inc. (Nasdaq symbol: “CRWD”), the ordinary shares of CyberArk Software Ltd. (Nasdaq symbol: “CYBR”), and the common stock of Palo Alto Networks, Inc. (Nasdaq symbol: “PANW”) (each, a “Basket Stock”).
Starting Value:	100.00
Ending Value:	The value of the Basket on the calculation day, calculated as specified in “The Basket” on page TS-8 and “Description of ARNs—Basket Market Measures—Ending Value of the Basket" beginning on page PS-26 of product supplement STOCK ARN-1. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-26 of product supplement STOCK ARN-1.
Participation Rate:	300%
Capped Value:	$12.802 per unit, which represents a return of 28.02% over the principal amount.
Calculation Day:	February 16, 2023
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-19 of product supplement STOCK ARN-1.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-14.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement STOCK ARN-1 dated May 5, 2021: https://www.sec.gov/Archives/edgar/data/83246/000110465921061502/tm2114156d56_424b5.htm
▪	Prospectus supplement dated February 23, 2021: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm
▪	Prospectus dated February 23, 2021: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.
▪	You accept that your investment will result in a loss, which could be significant, if the value of the Basket decreases from the Starting Value to the Ending Value.
▪	You accept that the return on the notes will be capped.
▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the Basket Stocks.
▪	You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.
▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
▪	You seek principal repayment or preservation of capital.
▪	You seek an uncapped return on your investment.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the Basket Stocks.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

Hypothetical Payout Profile

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $12.802 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and term of your investment.

The following table is based on the Starting Value of 100, the Participation Rate of 300% and the Capped Value of $12.802 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.000	-100.00%
50.00	-50.00%	$5.000	-50.00%
80.00	-20.00%	$8.000	-20.00%
90.00	-10.00%	$9.000	-10.00%
94.00	-6.00%	$9.400	-6.00%
97.00	-3.00%	$9.700	-3.00%
100.00(1)	0.00%	$10.000	0.00%
103.00	3.00%	$10.900	9.00%
105.00	5.00%	$11.500	15.00%
109.34	9.34%	$12.802(2)	28.02%
110.00	10.00%	$12.802	28.02%
120.00	20.00%	$12.802	28.02%
150.00	50.00%	$12.802	28.02%
200.00	100.00%	$12.802	28.02%

(1)	The Starting Value was set to 100.00 on the pricing date.
(2)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.802 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Basket Stocks. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	Depending on the performance of the Basket as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-14 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	An Underlying Company will not have any obligations relating to the notes, and none of us, MLPF&S, BofAS or our respective affiliates will perform any due diligence procedures with respect to any Underlying Company.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

▪	Changes in the price of one of the Basket Stocks may be offset by changes in the price of the other Basket Stocks.

▪	As a note holder, you will have no rights to receive any shares of the Basket Stocks, and you will not be entitled to receive dividends or other distributions by the Underlying Companies.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S, BofAS and our respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

▪	The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of ARNs—Anti-Dilution Adjustments” beginning on page PS-19 of product supplement STOCK ARN-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-31 of product supplement STOCK ARN-1.

Additional Risk Factors

The Basket Stocks are concentrated in one sector. All of the Basket Stocks are issued by companies in the cyber security industry. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the cyber security industry, including those discussed below. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. In addition, because the Basket Stocks are concentrated in one sector, they may be more susceptible to economic, market, political or regulatory occurrences affecting their relevant industrial sector. As a result, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes.

Adverse conditions in the cyber security industry may reduce your return on the notes. All of the Basket Stocks are issued by companies that operate in the cyber security industry. Cyber security companies may have limited product lines, markets, financial resources or personnel. These companies typically face intense competition and potentially rapid product obsolescence due to rapid technological developments, frequent new product introduction, competition for the services of qualified personnel and competition from competitors with lower production costs. Cyber security companies may be negatively affected by the decline or fluctuation of subscription renewal rates for their products and services, which may have an adverse effect on profit margins. Cyber security companies may also be adversely impacted by government regulations and may be subject to additional regulatory oversight with regard to privacy concerns and cyber security risk. Such companies are also heavily dependent on intellectual property and patent rights. The loss or impairment of these rights may adversely affect the profitability of these companies. Such companies tend to be more volatile than companies that do not rely heavily on technology. Such companies may also be the target of cyberattacks, which, if successful, could significantly and permanently damage a company’s reputation, financial condition and ability to conduct business in the future. The customers and/or suppliers of cyber security companies may be concentrated in a particular country, industry or region. Any adverse event affecting one of these countries, regions or industries could have a negative impact on cyber security companies. All these factors may adversely affect the prices of the Basket Stocks and consequently, the return on the notes.

The notes are subject to risks associated with non-U.S. companies. The notes are subject to risks associated with non-U.S. companies because CyberArk Software Ltd. is incorporated in Israel. An investment in securities linked directly or indirectly to a non-U.S. company, such as the notes, involves risks associated with the home country of that foreign company. The price of the ordinary shares of CyberArk Software Ltd., and, therefore, the value of the Basket, may be adversely affected by political, economic, financial and social factors in Israel, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

The Basket

The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-25 of product supplement STOCK ARN-1.

On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
CrowdStrike Holdings, Inc.	CRWD	33.34%	$201.27	0.16564813	33.34
CyberArk Software Ltd.	CYBR	33.33%	$158.11	0.21080261	33.33
Palo Alto Networks, Inc.	PANW	33.33%	$527.53	0.06318124	33.33
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Stocks on the pricing date.
(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product supplement STOCK ARN-1. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of ARNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-26 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from June 12, 2019 (the date when CRWD started trading) through December 9, 2021. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of June 11, 2019, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

The Basket Stocks

We have derived the following information about the Underlying Companies from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

CrowdStrike Holdings, Inc.

CrowdStrike Holdings, Inc. operates as a holding company. The company, through its subsidiaries, provides cyber security platform to protect enterprise and prevents attacks on endpoints. It serves customers worldwide. This Basket Stock trades on the Nasdaq Stock Market LLC (the “Nasdaq”) under the symbol “CRWD.” The company’s CIK number is 1535527.

The following graph shows the daily historical performance of CRWD on its primary exchange in the period from June 12, 2019 (the date when CRWD started trading) through December 9, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of CRWD was $201.27. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of CRWD

This historical data on CRWD is not necessarily indicative of the future performance of CRWD or what the value of the notes may be. Any historical upward or downward trend in the price per share of CRWD during any period set forth above is not an indication that the price per share of CRWD is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CRWD.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

CyberArk Software Ltd.

CyberArk Software Ltd. provides information technology security solutions. The company offers services which protect organizational privileged accounts from cyber attacks. This Basket Stock trades on the Nasdaq under the symbol “CYBR.” The company’s CIK number is 1598110.

The following graph shows the daily historical performance of CYBR on its primary exchange in the period from September 24, 2014 (the date when CYBR started trading) through December 9, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of CYBR was $158.11. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of CYBR

This historical data on CYBR is not necessarily indicative of the future performance of CYBR or what the value of the notes may be. Any historical upward or downward trend in the price per share of CYBR during any period set forth above is not an indication that the price per share of CYBR is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CYBR.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

Palo Alto Networks, Inc.

Palo Alto Networks, Inc. provides network security solutions. The company offers firewalls that identify and control applications, scan content to stop threats, prevent data leakage, integrated application, user, and content visibility. It serves customers worldwide. This Basket Stock trades on the Nasdaq under the symbol “PANW”. The company’s CIK number is 1327567.

The following graph shows the daily historical performance of PANW on its primary exchange in the period from July 20, 2012 (the date when PANW started trading) through December 9, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of PANW was $527.53. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of PANW

This historical data on PANW is not necessarily indicative of the future performance of PANW or what the value of the notes may be. Any historical upward or downward trend in the price per share of PANW during any period set forth above is not an indication that the price per share of PANW is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of PANW.

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Three Cyber Security Stocks, due February 24, 2023

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Basket.
▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.
▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-31 of product supplement STOCK ARN-1.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the issuer, when this term sheet has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 23, 2021, and issued and paid for as contemplated herein, the notes offered by this term sheet will be valid, binding and enforceable obligations of the issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 23, 2021, which has been filed as Exhibit 5.3 to the issuer’s registration statement on Form S-3 dated February 23, 2021.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Accelerated Return Notes®	TS-15